Exhibit 99.2

Antero Resources and Antero Midstream Announce New Executive Management Responsibilities

Denver, Colorado, April 8, 2021—Antero Resources Corporation (NYSE: AR) (“Antero Resources”) and Antero Midstream Corporation (NYSE: AM) (“Antero Midstream”) today announced new responsibilities for certain members of their management teams upon the effectiveness of Glen C. Warren, Jr. retirement as Antero Resources’ President, Chief Financial Officer and Director and Antero Midstream’s President and Director on April 30, 2021.

Paul M. Rady, currently Chairman and CEO of both Antero Resources and Antero Midstream, will also be named President of both Antero Resources and Antero Midstream.

Michael N. Kennedy, currently Senior Vice President (SVP) of Finance at Antero Resources and Chief Financial Officer (CFO) of Antero Midstream will be named CFO of Antero Resources and will be appointed to the Antero Midstream Board of Directors. Mr. Kennedy will also serve as SVP of Finance for Antero Midstream. Mr. Kennedy has served as CFO of Antero Midstream and SVP of Finance for Antero Resources since 2016, prior to which he served as Vice President of Finance beginning in 2013. Mr. Kennedy has been involved in all capital markets related activity and strategic transactions for the Antero family of companies, including all three IPOs related to Antero entities and has led the investor relations teams at both Antero Resources and Antero Midstream since going public. Prior to joining Antero, Mr. Kennedy was Executive Vice President and CFO of Forest Oil Corporation from 2009 to 2013. From 2001 until 2009, Mr. Kennedy held various financial positions of increasing responsibility within Forest. From 1996 to 2001, Mr. Kennedy was an auditor with Arthur Andersen LLP focusing on the Natural Resources industry. Mr. Kennedy holds a B.S. in Accounting from the University of Colorado at Boulder.

Brendan E. Krueger, currently Vice President of Finance and Treasurer of Antero Resources and Antero Midstream, will be named CFO of Antero Midstream. Mr. Krueger will also continue to serve as Treasurer and Vice President of Finance for Antero Resources and Antero Midstream. Since joining Antero in 2014, Mr. Krueger has been involved in the capital markets related activity and strategic transactions for the Antero family of companies, including two initial public offerings. Prior to joining Antero, Mr. Krueger spent seven years in investment banking focused on equity and debt financing and M&A advisory primarily with Robert W. Baird & Co. and Wells Fargo Securities. Mr. Krueger earned his Bachelor of Business Administration in Finance from the University of Notre Dame.

Commenting on the new executive management responsibilities, Paul Rady, Co-Founder, Chairman and CEO of Antero Resources and Antero Midstream said, “I would like to recognize Mike and Brendan on their new appointments. Their collective experience, commitment to and impact on the Antero family have been essential in shaping the companies’ strategic outlook and positioning both companies for continued success. In particular, they were both instrumental in executing the numerous capital markets and strategic transactions that have occurred over the last 12 to 18 months and helped position the companies for long-term success. I look forward to continuing to work closely with Mike and Brendan in their new roles and I am excited about Antero’s future as we work to continue to drive down costs, generate attractive returns, sustainable free cash flow, reduce debt and position both entities to return capital to our shareholders. These two appointments highlight the strong bench strength that we enjoy at Antero.”

Commenting on Mr. Kennedy’s appointment as CFO of Antero Resources, Ben Hardesty, lead independent director of Antero Resources, said, “I have had the opportunity to work closely with Mike for years. Mike’s leadership and executive experience will be key to Antero Resources’ efforts to continue to reduce costs and reduce absolute debt and leverage, and to position the company for long-term sustainable success. I have the utmost confidence in Mike and his ability to seamlessly transition into his new role as CFO of Antero Resources."

Commenting on Mr. Kennedy’s and Mr. Krueger’s new responsibilities at Antero Midstream, David Keyte, lead independent director of Antero Midstream, said, “I am excited to have Mike join Antero Midstream’s Board of Directors and to have Brendan serve as Antero Midstream’s CFO. Mike’s experience as CFO of Antero Midstream, together with his broad knowledge and experience in the industry, will enable him to provide the board with executive counsel on a full range of business, strategic, financial and professional matters. Brendan has played an integral role in executing important capital markets and strategic transactions at both Antero Resources and Antero Midstream, and I think he is very well suited to serve as the company’s CFO.”

Antero Resources is an independent oil and natural gas company engaged in the exploration, development and production of natural gas, NGLs, and oil properties located in the Appalachian Basin. Antero Midstream is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources properties.

For more information, contact Michael Kennedy, Chief Financial Officer of Antero Midstream and SVP–Finance of Antero Resources and Antero Midstream, at (303) 357-6782 or mkennedy@anteroresources.com.